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                                  EXHIBIT 4.3

                                 AMENDMENT TO
                           TRANSCEND SERVICES, INC.
                1992 STOCK OPTION PLAN, AS AMENDED AND RESTATED
                        EFFECTIVE AS OF APRIL 29, 1997

     WHEREAS, the Board of Directors of Transcend Services, Inc. (the "Corporation") has previously adopted, and the stockholders of the Corporation have approved, the 1992 Stock Option Plan, as Amended and Restated (the "Plan"), pursuant to which options to purchase stock of the Corporation may be issued to eligible directors and employees of the Corporation;

     WHEREAS, the Board of Directors of the Corporation deems it desirable to amend the Plan so as to expand the class of persons eligible for the granting of options under the Plan to include consultants and advisors; and

     WHEREAS, the Board of Directors of the Corporation deems it desirable to further amend the Plan so as to conform the Plan to recent amendments made to Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

                                  ARTICLE I.

                              AMENDMENTS TO PLAN

     1.1 Paragraph (d) of Section 1.1 of the Plan shall be amended by deleting paragraph (d) in its entirety and substituting the following new paragraph therefore:

          "Committee" shall mean a committee designated by the Board, which shall consist of no fewer than two members of the Board, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities exchange Act of 1934, as amended. Should the Board consist of only two or fewer than two members or should the Committee at any time consist of an individual who does not meet the definition of a `Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended or if the Board should not designate the Committee, the references herein to the Committee shall be deemed to mean the Board."

     1.2 Paragraph (h) of Section 1.1 of the Plan shall be amended by adding the following sentence immediately following the first sentence.

          "Solely as it relates to participation in this Plan, the term "Employee" shall also include consultants, and advisors as determined from time to time by the Committee provided that bona fide services shall be rendered to the Company or its Subsidiaries by such consultants and advisors and such services may not be in connection with the offer or sale of securities in a capital-raising transaction."
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     1.3  Paragraph (k) of Section 1.1 of the Plan shall be amended by adding the following new sentence immediately following the first sentence:

          "As it relates to members of the Committee as such term is defined in this Section 1.1, the term "Non-Employee Director" shall have the meaning set forth in Rule 16b-3 under the Securities Exchange Act of 1934, as amended."